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                                                                     EXHIBIT 5.1

                [Letterhead of Simpson, Thacher & Bartlett LLP]


                                            February 24, 2004



Hanmi Financial Corporation
3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010
Ladies and Gentlemen:

        We have acted as counsel to Hanmi Financial Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 7,027,916 shares of common stock, par value $.001 per share (the "Company Common Stock"), upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of December 22, 2003 (the "Merger Agreement"), among the Company, Hanmi Bank, a California banking corporation and a direct wholly-owned subsidiary of the Company ("Hanmi Bank"), and Pacific Union Bank, a California banking corporation ("PUB"). Upon consummation of the Merger, PUB will be merged with and into Hanmi Bank and each outstanding share of the common stock, par value $6.00 per share, of PUB will be converted into shares of Company Common Stock (the "Shares"), all as more fully described in the Registration Statement.

        We have examined the Registration Statement and the Merger Agreement and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals,

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                                      -2-                     February 24, 2004



the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement.

                                          Very truly yours,



                                          /s/ Simpson Thacher & Bartlett LLP
                                          --------------------------------------
                                          SIMPSON THACHER & BARTLETT LLP